Exhibit 99.1

Pope Resources Announces Quarterly Distribution and Extension of Unit Repurchase Plan for up to an Additional $2.5 Million

POULSBO, Wash.--(BUSINESS WIRE)--May 21, 2009--Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of 20 cents per unit, effective for unitholders of record on June 4, 2009 and payable on June 18, 2009.

In addition, the Partnership today announced that the company has extended its unit repurchase plan once the current authorization to repurchase $2.5 million of limited partner units is completed. The extension of the plan authorizes an additional repurchase of up to $2.5 million of limited partner units, subject to certain conditions and other contingencies established under the plan and certain restrictions arising under applicable law.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax 360-697-1156